Exhibit 99.1

News Release
One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000                www.gbrx.com

For release: May 7, 2008, 6:00 am EDT	Contact:	Mark Rittenbaum
503-684-7000
Greenbrier appoints Martin Baker as Senior Vice President, General Counsel and Chief Compliance Officer
     Lake Oswego, Oregon, May 7, 2008 – The Greenbrier Companies [NYSE:GBX] today announced the appointment of Martin Baker as Senior Vice President, General Counsel and Chief Compliance Officer.
     Prior to his appointment, Mr. Baker served as Corporate Vice President, General Counsel and Secretary, and Compliance Officer of Lattice Semiconductor Corporation [NASDAQ:LSCC] since 1997. From 1991 to 1996, he worked at Altera Corporation and served as General Counsel and Secretary and prior to that was Vice President and General Counsel of Vitelic Corporation. After completing his undergraduate degree at Stanford University and receiving his law degree from UCLA, Mr. Baker practiced law at the Palo Alto office of Wilson, Sonsini, Goodrich & Rosati and the San Francisco office of Graham & James.
     William A. Furman, president & chief executive officer, said, “We are delighted to welcome Martin to Greenbrier. He brings a wealth of experience across a broad spectrum of matters, including securities law, mergers & acquisitions, corporate governance and compliance. He is an excellent addition to our senior management team.”
     Furman continued, “I also want to thank our outgoing General Counsel, Norriss Webb, who has served in this role since the company was founded in 1981. He has made an invaluable contribution to the company and we wish him a long, happy and healthy retirement. We are pleased that Norriss has agreed to make himself available in an advisory capacity for a transition period following his retirement this month.”
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 39 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 138,000 railcars.
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